Exhibit 99.1

Jefferies begins our 60th year of business, and while a lot has changed, much has remained the same. In particular, the philosophy our firm was built on 60 years ago: There is no limit to what one can achieve. It’s amazing how lucky one gets when you consistently out-hustle the competition. Clients First, Always.

January 12, 2022 Dear Fellow Shareholders, What a year! Once again, Jefferies delivered record results in Investment Banking and Capital Markets and Asset Management. Our performance and momentum are the direct result of the persistent hard work and dedication of our 4,508 Jefferies Group employee-partners around the globe, decades of investment to create strong breadth and depth of capabilities across our integrated Investment Banking and Capital Markets platforms, our unique partnership culture and a complex yet supportive operating environment. We have never wavered in prioritizing the needs and interests of our clients. These factors have driven Jefferies to an important position of scale within our industry, and a meaningful and sustainable step change in our market position and brand. We believe our momentum is excellent and, while there will be inevitable bumps in the road, our growth prospects are terrific. We achieved these results despite a two-year backdrop of a global pandemic, geopolitical turbulence, a fractious society, violence in too many quarters, and more environmental and natural disasters than ever. We believe that one of our obligations at Jefferies is to support our clients, employees and the world at large in responding to and rising above and beyond all these challenges and travails. We strive to do this every minute of every day by standing firm in our views, affirmatively leading Jefferies to reflect and represent the world in which we live, and contributing time and money from our firm and from our own pockets to make a difference in people’s lives and our collective well-being into the future. In 2021, Jefferies made more than $16 million in charitable donations to nearly 400 different worthy causes identified by us, by our employee-partners and by our clients. There is much more to do and we will strive to lead by example, with the overriding goal to assure that everyone who touches Jefferies is respected, treated honestly and fairly, and is exceptionally proud to be associated with our firm. 2021 BOTTOM LINE $1.7 billion Net Income 118% Up from the prior year $6.13 Per diluted share 24.5% Return on Adjusted Tangible Equity Celebrating 60 years of putting our clients first, always. 2021 Annual Report 1

SCALE AND MOMENTUM $7.1 billion Record combined net revenues for Investment Banking and Capital Markets and Asset Management 37% Increase from the prior year $4.4 billion Record Investment Banking net revenues 84% Up from the prior year INCLUDING $1.9 billion Record Mergers, Acquisitions and Other Advisory net revenues, and $1.6 billion Record Equity Underwriting net revenue OUR ENHANCED MARKET POSITION Our competitors are primarily big commercial bank holding companies with trillion-dollar balance sheets. They often lead with their balance sheets and regularly leverage their lending capacity to drive their market positions in the businesses in which they compete with us. Jefferies competes first and foremost based upon our ability to deliver distinct industry, market and strategic insights that help our clients achieve their most important goals. Our culture prioritizes clients and fosters teamwork and collaboration that make available our entire firmwide resources for the benefit of our clients. This is further enhanced by our continuity of team, a long-term mentality when it comes to the advice we deliver, and an extreme sense of urgency and focus. We are different, and our clients are telling us through the business they entrust to us that they greatly value our partnership. This confidence and partnership inspire us every day to do ever better and more. We believe our “special sauce” will allow us to continue our strong historical growth and further enhance our market position in the future. Some highlights of our progress in 2021 include: We rank 8th globally and 7th in the U.S. across all Investment Banking products 7th globally in Equity Underwriting — our revenue increased 73% over the prior year; 6th in EMEA and 7th in the U.S. in Equity Underwriting Largest Mid and Small-Cap research breadth globally, ranking 1st in stocks covered and 5th overall across all market caps 8th globally in Equities Cash Trading 6th globally in M&A; 5th in the U.S. for M&A and 3rd in U.S. for sponsor-backed M&A 1st in U.S. in LBO loans Global Research ranked 8th or better in each of Americas, Europe and Asia Pacific 4th in the U.S. in Equity Electronic Trading 2 2021 Annual Report

3rd Best Overall Combined Research and Sales in Asia; 1st Best International Brokerage in both Japan and India 3rd in U.S. for positive momentum with Clients in U.S. Core Credit 1st in Global Convertible Sales and Trading Quality; 1st Overall Internationally and Top 3 in the U.S. 5th in overall market share and 1st in overall service quality in U.S. Emerging Markets THE ENGINE DRIVING OUR MOMENTUM Our results and momentum derive from our incredible and increasingly global team of employee-partners. Jefferies’ strategy is based substantially on human capital, with the right amount of supporting financial capital commensurate with market need and opportunity. We are committed to recruiting and growing great talent at all levels. We are thrilled that we enter fiscal 2022 with 278 Managing Directors in Investment Banking, a 24% increase from one year prior. This increase was driven equally by internal promotion of talented people we nurtured and trained, and external recruiting of experienced professionals who chose to join Jefferies. Our overall Jefferies Group headcount grew by 15% in 2021, enabling us to keep up with the demands from our clients and to support further growth. We have been investing for many years now in enhanced efforts to train, support, develop and grow our human capital, and we see further opportunity in this regard ahead. Key to continuing to capitalize on our opportunity are our efforts to make Jefferies a more diverse environment that thrives on the differences among our employee-partners. We and our Board have a shared goal: To use the same tenacity and resources that has enabled our growth over the years to also drive our diversity efforts. Jefferies’ strategy is based substantially on human capital, with the right amount of supporting financial capital commensurate with market opportunity. CAPITAL RETURNED $490 million in capital returned to shareholders INCLUDING $267 million in share repurchases (8.5 million shares at an average of $31.25 per share) 19% Increase in tangible book value, from $27.38 (beginning of fiscal 2021) to $32.45 (November 30, 2021), on a fully diluted per share basis, even after the return of $490 million shareholders in 2021 $3.9 billion in total capital returned to shareholders in the last four years including 127 million shares repurchased at an average of $21.55 per share (representing 51% of total tangible book value at 1/1/18) 2021 Annual Report 3

...our most impactful programs were initiated by our employee-partners who created our eight employee resource groups that promote, support and advance the interests of our women, members of our LGBTQ+ community, employees of Asian heritage, Black employees, Latino/as, next generation, neurodiverse team members and our employee-partners who served in the armed forces.

Jefferies has a flat structure and an entrepreneurial culture that empowers our employee-partners to find innovative new ways to serve our clients, protect our foundation and improve our firm. Those same resourceful employee-partners, urged on by our Board and our own belief in the power of diversity, are leading the way in broadening and strengthening our firm. So even as we personally have prioritized the development of extensive recruiting, training, measurement and reporting for Diversity, Equity and Inclusion, our most impactful programs were initiated by our employee-partners who created our eight employee resource groups that promote, support and advance the interests of our women, members of our LGBTQ+ community, employees of Asian heritage, Black employees, Latinos/as, next generation, neurodiverse team members and our employee-partners who served in the armed forces. We are far from declaring victory in this important area as there is much more work to do, but it is this entrepreneurial attitude and employee-driven mindset that gives us the greatest comfort about the future and what Jefferies will look like long-term.

2021 IN PERSPECTIVE (OR IT'S GREAT TO BE IN YOUR 60TH YEAR!)

2022 marks Jefferies Group's 60th anniversary. Jefferies Group began in 1962 with $30,000 in capital and a narrow focus as an institutional equities trading firm. Rich joined Jefferies Group in 1990 and was selected to be CEO in 2000. Brian joined in 2001. For the past 20+ years, we have been working with our partners to transform Jefferies Group into a durable and growing, integrated and global full-service Investment Banking and Capital Markets firm. We married our extreme sense of urgency in serving our clients and leading our team, with great patience and perseverance born of a belief in the long-term opportunity available to Jefferies.

We are proud of our progress:

$ millions	2000	2021	Growth	CAGR
Investment Banking Net Revenues	$ 91	$ 4,423	47.7x	20.3%
Jefferies Group Net Revenues	$ 617	$ 7,044	10.4x	12.3%
Net Earnings attributable to Jefferies Group	$ 55	$ 1,619	28.4x	17.5%
Jefferies Group Period-End Number of Employees	1,014	4,508	3.4x	7.4%

4 2021 Annual Report

JEFFERIES GROUP REVENUES AND EARNINGS SINCE 2000 AND HISTORICAL PERSPECTIVE Net Revenues & Net Earnings Predecessor Successor ($ millions) $8,000 Other . 5% 17 Asset Management Earnings $7,044 / Net Revenues Capital Markets . 3% 12 $6,000 Net Investment Banking v enue 4 % Re 19 . Net Earnings $5,197 2000): (Since/ Net . 4% GR13 CA $4,000 v enue Re Net $3,113 1990): $2,395 (Since GR $2,177 CA $2,000 $1,205 $617 $0 1990 1995 2000 2005 2010 2015 2019 2020 2021 ($ millions) 1990 1995 2000 2005 2010 2015 2020 2021 Net Earnings $7 $29 $55 $157 $240 $183 $879 $1,619 (Thank you clients and employee-partners for our amazing growth) OUR STRATEGY IS CLEAR: Continue to Grow Our Business Through Relentless Client Focus, Continued Investment in Our People and Firm, and Return Excess Capital to Shareholders We believe Jefferies’ future growth will be fueled by the continued buildout of our Investment Banking effort, enhancing our Capital Markets businesses, and further developing our Leucadia Asset Management alternative asset management platform. As in the past, we will continue to invest aggressively and prudently in our core businesses. We will continue winding down our legacy Merchant Banking portfolio prudently and patiently, and are confident that, as we have proven in the past, there is value to be realized in excess of tangible book value. We have a sense of urgency to accomplish this, but we will continue to do our best to be smart about it. Under this strategy, financial capital is not a defining pillar of our platform, but rather a supporting element we judiciously deploy and protect. We expect that our free cash flow will continue to exceed our internal need for further capital. Our business has meaningful operating leverage as demonstrated in 2021 when Jefferies Group’s net revenues were up 126% compared to 2019, while resulting net earnings increased 565%. 126% Increase of Jefferies Group’s net revenues compared to 2019 565% Increase of Jefferies Group’s net earnings compared to 2019 2021 Annual Report 5

Quarterly dividend now
$0.30
Per share
140%
Increase from two years ago
Moreover, we have leveraged the financial and human resources supporting our growth through several key partnerships: with MassMutual in Jefferies Finance; with Berkshire Hathaway in Berkadia, and most recently, with our Strategic Alliance with Sumitomo Mitsui Financial Group (“SMFG”).
In light of our performance and prospects, as well as our limited need for incremental equity capital, our Board of Directors has increased our quarterly dividend to $0.30 per share, a 140% increase from two years ago. We will continue also to return capital to shareholders via share buybacks, as well as, if financial conditions and circumstances permit, in-kind distributions or special cash dividends as we continue to wind down the legacy merchant banking portfolio.
...the competitive landscape continues to evolve in ways that favor our exceptional market position
OUR OPPORTUNITY IS LARGE
We are fortunate and grateful that our clients value our insights and passion, and increasingly turn to Jefferies with more of their business. As the previous table shows, our Investment Banking business has grown exponentially since 2000, when our market share was about 0.1%. In 2021, our $4.4 billion in Investment Banking net revenues still represents only about 4% of a market estimated to be in excess of $100 billion for Advisory, Equity Underwriting and Leverage Finance services. We are confident we can further grow our market position, as there are many sub-sectors and regions where we can expand our presence, and adjacent services that we can provide to our existing client base. At the same time, the competitive landscape continues to evolve in ways that favor our exceptional market position, as well as our culture of patience, persistence, focus, partnership, merit, common sense and decency. The bottom line is that we have plenty of opportunity ahead, Jefferies has the potential to be much larger, and the thought of building further excites and motivates every one of us at Jefferies.
INVESTMENT BANKING
Investment Banking delivered record revenue in 2021, up 84% from 2020, compared to the overall market being up 58%. In 2021, we announced or completed 102 M&A transactions greater than $1 billion in size, and our average transaction size increased 27% to $1.21 billion.
6 2021 Annual Report

In addition to our 29 recently promoted Managing Directors, in the last twelve months, we hired 34 Managing Directors and made substantial progress with key initiatives:
> We significantly expanded our existing effort focused on financial institutions, hiring 11 Managing Directors, primarily covering insurance/re-insurance, depositories and wealth/asset management;
> We built out our Equity Underwriting business with dedicated coverage of sponsors, additional specialists in TMT and Energy, and the initiation of a Strategic Equity Transactions group;
> We established a Private Capital Advisory effort, with seven Managing Directors focused on both LP and GP opportunities; and
> We also expanded outside the U.S. with senior hires in France,
Spain, Central and Eastern Europe, Australia and Hong Kong. Looking ahead, we expect our Investment Banking results and market share to continue to benefit from our constantly expanded industry sector and global footprint as well as our momentum in growing with our clients which results in as many more and usually larger assignments.
JEFFERIES FINANCE
Jefferies Finance (“JFIN”), our lending joint venture with MassMutual, posted record adjusted pre-tax income of $271 million in 2021, a 32% increase compared to a previous benchmark set in 2018. The business benefitted from the very active private equity-backed M&A environment, which led to record-setting underwriting volumes and corresponding fees. We expect these trends to continue into 2022 as the demand for floating rate leveraged loan paper remains very strong. Our Strategic Alliance with SMFG should enable Jefferies and JFIN to complete more and larger transactions.
A substantial opportunity exists for JFIN in 2022 to grow its direct lending and CLO management operations. JFIN will continue to transform its direct lending business model to a third-party fund management structure, offering investors customized solutions and access to flow from our Investment Banking clients. JFIN has made good progress in this effort and manages several third-party vehicles, with the expected first close of our second co-mingled fund in early 2022. To broaden our reach with investors, JFIN has hired a team of marketers to raise additional third-party capital, complementing its close working relationship with the Leucadia Asset Management marketing team.
Looking ahead, we expect our Investment Banking results and market share to continue to benefit from our constantly expanded industry sector and global footprint as well as our momentum in growing with our clients which results in as many more and usually larger assignments.
2021 Annual Report 7

The momentum of our Equities franchise continued in 2021, with record results for the third consecutive year. Net revenues of $1.3 billion reflected a significant increase over the prior year. Since 2016, this business has more than doubled, with a 17% CAGR and meaningful growth across each region and product.
BERKADIA
Berkadia, our commercial real estate finance and investment sales 50/50 joint venture with Berkshire Hathaway, generated $292 million of pre-tax income and $238 million of cash earnings for the year ended November 30, 2021. Significant increases in debt and investment sales volume contributed to these strong results. Total debt originations were $38.0 billion, up 46% from the prior year. Debt origination volumes with Freddie Mac, Fannie Mae and HUD were $22.0 billion, up 6% from the prior year. Third-party funded originations were $15.2 billion, up 198% from the prior year. Investment sales volumes were $21.3 billion, up 199% from the prior year. Debt origination and additional third-party loan servicing arrangements increased our loan servicing portfolio to $326.4 billion by year-end, yet another record. Berkadia continued to invest in and develop its mortgage banking and investment sales networks. Its growing servicing portfolio and improved sales network combine to position Berkadia for continued success in 2022 and beyond.
SMFG STRATEGIC ALLIANCE
In July 2021, we entered a Strategic Alliance with SMFG to collaborate on future corporate and investment banking business opportunities. These initiatives are expected to strengthen the existing businesses of both firms and enhance each firm’s ability to support its clients’ needs. Jefferies and SMFG will, among other things:
> Coordinate efforts in the U.S. leveraged finance business to expand and scale existing offerings (we have already collaborated and closed several deals together);
> Create a global strategic framework to seek cross-border M&A opportunities involving Japanese companies; and
> Jointly pursue investment banking, capital markets and financing opportunities by leveraging both companies’ respective strengths, initially in the U.S. healthcare sector.
SMFG also is providing financing to expand JFIN’s and Jefferies’ leveraged finance origination and underwriting efforts, in the form of a $1.65 billion revolving credit facility and a $250 million subordinated loan to JFIN. Separately, SMFG is providing a $350 million unsecured revolving credit facility to Jefferies Group.
To further solidify our relationship, SMFG has acquired in the open market over 4% of Jefferies shares, reflecting an approximately $400 million equity investment.
8 2021 Annual Report

We view the Strategic Alliance as the beginning of a long-term relationship with SMFG and look forward to many years of partnering on many aspects of our respective businesses.
EQUITIES
The momentum of our Equities franchise continued in 2021, with record results for the third consecutive year. Net revenues of $1.3 billion reflected a significant increase over the prior year. Since 2016, this business has more than doubled, with a 17% CAGR and meaningful growth across each region and product. Our success in 2021 was driven by strong client activity and trading performance, with record results in our Global Cash, Electronic Trading, Derivative and Securities Finance businesses. We have successfully executed on our multi-year globalization strategy, with approximately 40% of our net revenue now derived from our international franchises in Europe and across the Asia Pacific region. We are increasing our Equities market share through intense client focus, unique advisory, differentiated distribution, cutting-edge execution solutions and the knock-on effect of the momentum across the overall Jefferies platform. We continue to see opportunities for significant growth across all regions and products and are expanding our footprint into the Middle East and North Africa in early 2022.
Our Research effort continued to develop in both breadth and quality, with stronger results across all major market surveys. We published more than 37,000 research reports in 2021, which is a 70% increase over our publishing pace in 2016. Finally, we are very pleased with our recently established robust ESG research offering. Within a complex and highly relevant space, our ESG thought leadership is differentiated and meaningfully supports our investor and corporate client base.
We are increasing our Equities market share through intense client focus, unique advisory, differentiated distribution, cutting-edge execution solutions and the knock-on effect of the momentum across the overall Jefferies platform.
$1.3 billion
Equities net revenues in 2021
~40%
of our Equities net revenue now derived from our international franchises in Europe and across the Asia Pacific region
37,000+
Research reports published in 2021
2021 Annual Report 9

FIXED INCOME
The investments we made over the years in our people and client franchise in Fixed Income continued to pay off in 2021. Despite trading slowing meaningfully after the first quarter, we continue to operate at a higher rate than in 2019. Our annual revenues of $1.0 billion — down 28% from a uniquely strong 2020, but up 41% from 2019 — were driven by continued strength in our credit-focused businesses and robust client demand in structuring, financing and securitization activities. Our market share in Fixed Income is increasing due to our relentless commitment to clients and the growth in our product set, with a focus on our alternative financing solutions business, the sourcing and distributing of unique funding opportunities and the development of our securitization capabilities. Ongoing strategic investments in technology-enhanced trading capabilities will enable us to meet the evolving needs of our clients.
We continue to execute on our strategy to grow our European Fixed Income business, leveraging core strengths across developed and emerging markets. This investment has started to generate sustainable returns with revenues up meaningfully since 2019, and we expect incremental upside as we further integrate across our global franchise.
Ongoing strategic investments in technology-enhanced trading capabilities will enable us to meet the evolving needs of our clients.
LEUCADIA ASSET MANAGEMENT
2021 saw the continued growth and expansion of our Asset Management business. Despite a challenging fund-raising environment exacerbated by travel constraints and the inability to meet in person, we saw overall growth of $8 billion in the net asset values or net asset value equivalent assets under management at our affiliated managers to a total of $24 billion (excluding $13 billion net asset value equivalent assets under management within Jefferies Finance). As such, our fee-related revenues that include revenues from arrangements with strategic affiliates, increased to $121 million, a 355% increase from the prior year. This fee-related revenue growth comes on the heels of strong performance by our in-house and affiliated underlying managers, evidenced by the $261 million
$8 billion
Growth in the net asset values or net asset value equivalent assets under management at our affiliated managers
355%
Increase of Asset Management fee-related revenues from the prior year
10 2021 Annual Report

of investment returns generated by the $2.6 billion net asset value or net asset value equivalent investments deployed across the business, which suggests strong momentum for additional asset accumulation.
We were able to further expand our product offering with the additions of Hampton Road (TMT long/short equities), SVI (Asia-focused long-short equities) and Manteio (quantitative strategies). We completed a Founders Round associated with the launch of Point Bonita (trade finance) and have additional demand for this alternative yield product. Our partnerships with multi-managers such as Schonfeld and Weiss continue to be an area of focus and profitable growth, and Topwater was closed to new investors after a significant allocation from a major endowment. As these platforms mature and expand, our participation in the fees generated by these firms will also grow. We have a robust pipeline of new opportunities and have deepened our relationships with key institutional investors, as both managers and investors gain more appreciation for the value of our unique model combining access to capital, a significant dedicated marketing effort, operational support and the reach of a leading global financial services firm.
ANNUAL MEETING AND INVESTOR MEETING
Thanks for taking the time to read about Jefferies’ year and our future. We look forward to answering any further questions you may have at our upcoming Annual Meeting on March 29, 2022. We also will hold our annual Jefferies Investor Meeting on October 12, 2022, at which time you will have the opportunity to hear from our senior leaders across the Jefferies platform. We thank all of you—our clients and customers, employee-partners, fellow shareholders, bondholders, rating agencies, vendors and all others associated with our businesses—for your continued partnership and support.
Sincerely,
Richard B. Handler
Chief Executive Officer
Brian P. Friedman
President
The bottom line is that we have plenty of opportunity ahead, Jefferies has the potential to be much larger, and the thought of building further excites and motivates every one of us at Jefferies.
Celebrating 60 years of putting our clients first, always.
2021 Annual Report 11

APPENDIX

The following tables reconcile financial results reported in accordance with generally accepted accounting principles ("GAAP") to non-GAAP financial results. The shareholders' letter contains non-GAAP financial information to aid investors in viewing our businesses and investments through the eyes of management while facilitating a comparison across historical periods. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, reported results prepared in accordance with GAAP.

JEFFERIES FINANCIAL GROUP

Calculation of 2021 Return on Adjusted Tangible Equity ("ROTE") (1)
($ millions)

Reconciliation of Net Income to Adjusted Net Income

	(Unaudited) Year Ended Nov. 30, 2021
Net income attributable to common shareholders (GAAP)	$ 1,667
Intangible amortization and impairment expense, net of tax	11
Adjusted net income (non-GAAP)	$ 1,678

Reconciliation of Shareholders' Equity to Adjusted Tangible Shareholders' Equity

	Nov. 30, 2020
Shareholders' equity (GAAP)	$ 9,404
Less: Intangible assets, net and goodwill	(1,913)
Less: Deferred tax asset	(394)
Less: Weighted avg. impact of 2021 cash dividends and share repurchases	(243)
Adjusted tangible shareholders' equity (non-GAAP)	$ 6,854
Return on Adjusted Tangible Equity	24.5%

BERKADIA

Reconciliation of Pre-Tax Income to Cash Earnings
($ millions)

	(Unaudited) Year Ended Nov. 30, 2021
Pre-tax income (GAAP)	$ 292
Less: Gains attributable to origination of mortgage servicing rights	(231)
Amortization, impairment and depreciation	175
Unrealized (gains) losses; and all other, net	2
Cash earnings (non-GAAP)	$ 238

JEFFERIES FINANCIAL GROUP

Calculation of Tangible Book Value per Fully Diluted Share (2)

Reconciliation of Shareholders' Equity to Tangible Shareholders' Equity
($ millions)

	(Unaudited) Nov. 30, 2021	Nov. 30, 2020	Dec. 31, 2017
Shareholders' equity (GAAP)	$10,554	$ 9,404	$10,106
Redeemable convertible preferred shares converted to common shares (3)	125	-	-
Stock options (4)	121	-	-
Less: Intangible assets, net and goodwill	(1,898)	(1,913)	(2,463)
Tangible shareholders' equity (non-GAAP)	$ 8,902	$ 7,490	$ 7,643

Reconciliation of Shares Outstanding to Fully Diluted Shares Outstanding
(millions)

	(Unaudited) Nov. 30, 2021	Nov. 30, 2020	Dec. 31, 2017
Shares outstanding (GAAP)	244	250	356
Restricted Stock Units ("RSUs")	20	23	16
Redeemable convertible preferred shares converted to common shares (3)	4	-	-
Stock options (4)	5	-	-
Other	1	1	1
Fully diluted shares outstanding (non-GAAP) (5)	274	274	373
Tangible book value per fully diluted share	$ 32.45	$ 27.38	$ 20.48

JEFFERIES FINANCE

Reconciliation of Pre-Tax Income to Adjusted Pre-Tax Income
($ millions)

	(Unaudited) Year Ended Nov. 30, 2021
Pre-tax income (GAAP)	$ 215
Charge related to refinancing outstanding debt	56
Adjusted pre-tax income (non-GAAP)	$ 271

Notes:

(1) Jefferies Financial Group ROTE is equal to 2021 Adjusted net income divided by beginning of year Adjusted tangible shareholders' equity.

(2) Jefferies Financial Group Tangible book value per fully diluted share is equal to Tangible shareholders' equity divided by Fully diluted shares outstanding.

(3) Redeemable convertible preferred shares added to book value and fully diluted shares assume that the redeemable convertible preferred shares are converted to common shares. As of November 30, 2020 and December 31, 2017, the redeemable convertible preferred shares were anti-dilutive and not included in tangible shareholders' equity or fully diluted shares outstanding.

(4) Stock options added to book value are equal to the total number of stock options outstanding as of November 30, 2021 of 5,109,000 multiplied by the weighted average exercise price of $23.70 on November 30, 2021. Stock options added to fully diluted shares are equal to the total stock options outstanding on November 30, 2021.

(5) Fully diluted shares outstanding include vested and unvested RSUs as well as the target number of RSUs issuable under the senior executive compensation plans. Fully diluted shares outstanding also include all stock options and the additional common shares if our redeemable convertible preferred shares were converted to common shares.

12 2021 Annual Report

SHAREHOLDER LETTER BACKUP DATA
Market Position Statistics presented within the Shareholder Letter are referenced from several independent sources, as noted below:
Dealogic:
> 8th globally and 7th in the U.S. across all Investment Banking products
> 6th globally in M&A; 5th in the U.S. for M&A and 3rd in U.S. for sponsor-backed M&A
> 7th globally in Equity Underwriting; 6th in EMEA and 7th in the U.S. in Equity Underwriting
> Investment Banking market share of 0.1% in 2000
> Market estimate in excess of $100 billion for Advisory, Equity Underwriting and Leverage Finance services
> Overall Investment Banking market up 58% in 2021
Bloomberg:
> 1st in U.S. in LBO loans
Starmine:
> Largest Mid and Small-Cap research breadth globally, ranking 1st in stocks covered and 5th overall across all market caps
Institutional Investor:
> Global Research ranked 8th or better in each of Americas, Europe and Asia Pacific
McLagan:
> 8th globally in Equities Cash Trading
Asiamoney:
> 3rd Best Overall Combined Research and Sales; 1st Best International Brokerage in both Japan and India
Greenwich Associates Survey:
> 4th in the U.S. in Equity Electronic Trading
> 1st in Global Convertible Sales and Trading Quality; 1st Overall Internationally and Top 3 in the U.S.
> 3rd in U.S. for positive momentum with Clients in U.S. Core Credit
> 5th in overall market share and #1 in overall service quality in U.S. Emerging Markets
The Jefferies Group financial measures presented within the Revenues and Earnings Since 2000 and Historical Perspective Chart in the Shareholder Letter include adjusted non-GAAP financial measures for 2011-2015, which exclude the impact of the results of operations of Bache, a business substantially exited in 2015. See the Jefferies Financial Group Additional 2020 GAAP Disclosures at http://ir.jefferies.com/2020GAAPDisclosure for a reconciliation to GAAP measures. Net Earnings (Loss) in 1990-2012 are attributable to Jefferies Group Common Shareholders. Net Earnings in 2013-2021 are attributable to Jefferies Group LLC. Jefferies Group’s results in 2013 for the Successor period includes the results of operations for the first quarter ending 2/28/13, which are part of the Predecessor period. The Predecessor and Successor periods have been prepared under two different cost bases of accounting. Results in 2010 are for the 11 months ended November 30, 2010.
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
This letter contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current views and include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” “would,” or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements may also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC. We undertake no obligation to update or revise any such forward-looking statement to reflect subsequent circumstances.
Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).
2021 Annual Report 13